                                                                    EXHIBIT 10.2

                            KORN/FERRY INTERNATIONAL


                         SPECIAL SEVERANCE PAY POLICY


















Dated: January 1, 2000

ARTICLE 1.   TITLE AND DEFINITIONS.................................    1

   1.1       Title.................................................    1

   1.2       Definitions...........................................    1

ARTICLE 2.   ELIGIBILITY...........................................    5

   2.1       Eligibility Requirements..............................    5

ARTICLE 3.   BENEFITS PAYABLE UNDER THE POLICY.....................    6

   3.1       Special Severance Benefit Under The Policy............    6

   3.2       Payment of Special Severance Pay Benefit..............    8

ARTICLE 4.   POLICY ADMINISTRATION.................................    8

   4.1       Powers and Duties of The Administrator................    8

   4.2       Transmittal of Information............................   10

   4.3       Reports...............................................   10

   4.4       Compensation, Expenses, Indemnity and Liability.......   10

ARTICLE 5.   AMENDMENT AND TERMINATION.............................   11

   5.1       Amendments; Discontinuance or Termination of Policy...   11

ARTICLE 6.   MISCELLANEOUS.........................................   11

   6.1       Limitation on Officers' Rights........................   11

   6.2       Unsecured General Creditor............................   11

   6.3       Restriction Against Alienation........................   11

   6.4       Policy Year...........................................   12

   6.5       Governing Law.........................................   12

   6.6       Headings, Not Part of Agreement.......................   12

   6.7       Reorganization of Company.............................   12

   6.8       Construction..........................................   12

                           KORN/FERRY INTERNATIONAL

                          SPECIAL SEVERANCE PAY POLICY

          This Korn/Ferry International Special Severance Pay Policy (the "Policy"), adopted as of the 1st day of January, 2000 by Korn/Ferry International, a Delaware corporation (the "Company"), is a welfare benefit plan which is designed to provide payments upon severance to certain officers of the Company as defined in Section 1.2. This Policy replaces any of the policies, plans, or procedures of the Company or its subsidiaries and divisions concerning layoff pay, pay in lieu of notice, or severance pay with respect to the Officers. This Policy is revocable at any time by action of the Board of Directors of the Company.

                       ARTICLE 1.  TITLE AND DEFINITIONS

1.1  Title.  This Policy shall be known as the "Korn/Ferry International Special
     -----
Severance Pay Policy."

1.2  Definitions.  Whenever the following terms are used in this Policy, with
     -----------
the first letter capitalized, they shall have the meanings specified below.

          "Administrator" shall mean the Company, through the Executive Vice President - Organizational Development ("EVP-OD") or any other Officer selected by Management of the Company, as set forth in Article 4.

          "Amended Stock Repurchase Agreement" shall mean with respect to an Officer, the agreement between the Officer and the Company containing the "liquidity schedule" for permitted transfers of certain of such Officer's shares of Company common stock and provisions regarding the potential repurchase of certain of such Officer's shares of Company common stock upon the occurrence of events specified in such agreement.

          "Base Salary" shall mean the monthly Base Salary rate in effect upon termination of employment.

          "Board" shall mean the Board of Directors of the Company.

          "Bonus" shall mean the actual cash bonuses (excluding sign-on bonuses and other special hiring or guaranteed bonuses) received for the two most recent fiscal years ended prior to termination of employment divided by 24. If an Officer has been eligible to receive a bonus (excluding sign-on bonuses and other special hiring or guaranteed bonuses) covering a performance period of less than two years, then Bonus refers to the actual cash bonuses paid for such period, divided by the number of months for which such bonuses applied (i.e., commencing with the first month of service and ending with the last month of service for which the bonus was paid).

          "Cause" shall mean (a) conviction of a felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, (b) behavior injurious to the Company (including, without limitation, dishonesty, failure to protect confidential information, breach of fiduciary duty, breach of loyalty, insubordination or willful conduct that could result in a material legal claim against the Company or its officers), (c) willful neglect of duties, or (d) failure to perform in a manner satisfactory to the Chief Executive Officer ("CEO"). For clauses (c) and (d), the Officer will be given up to 60 days to correct the apparent breach, if deemed curable in the opinion of the CEO. If there has been an apparent breach of clauses (c) or (d), then a written notice shall be delivered to the Officer which sets forth in reasonable detail the specific respects in which it is believed the Officer has not performed the Officer's duties. If the failure is not cured by the Officer (if capable of being cured) within 60 days following receipt of notice thereof from the Company to the Officer to the satisfaction of a majority of the members of the Claims Committee, then the Officer shall be deemed to have breached either clause (c) or clause (d).

          "Change in Control" means any of the following:

          (a) An acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act or a pecuniary interest in (either comprising "ownership
                                                                     ---------
     of") more than 30% of the Common Stock or voting securities entitled to
     --
     then vote generally in the election of directors of the Company ("Voting
                                                                       ------
     Stock"), after giving effect to any new issue in the case of an acquisition
     -----
     from Korn/Ferry International; or

          (b) Approval by the stockholders of the Company of a plan of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company's consolidated assets as an entirety (collectively, a "Business Combination"), other than
                                             --------------------
     a Business Combination (1) in which all or substantially all of the holders of Voting Stock hold or receive directly or indirectly 70% or more of the voting stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate number of shares of the voting stock at least equal to the aggregate number of shares of voting stock owned by any other Person who is not an Excluded Person (except for any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), if any, and who owns more than 30% of the voting stock.

          (c) Approval by the Board and (if required by law) by stockholders of Korn/Ferry International of a plan to consummate the dissolution or complete liquidation of Korn/Ferry International; or

          (d) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with Korn/Ferry International to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

For purposes of determining whether a Change in Control Event has occurred, a transaction includes all transactions in a series of related transactions. Any acquisition or Business Combination initiated by the Company shall not be a Change in Control.

          "Claims Committee" shall mean the committee consisting of the members of the Office of the Chief Executive (the CEO; the Vice Chairman; the Executive Vice President - Chief Financial Officer; the EVP- OD; the Senior Vice President
- Search Operations); and the Regional and Specialty Presidents; or such other parties as the CEO may add or such replacements as the CEO may designate. The Claims Committee shall be chaired by the CEO or by his or her designate. The Committee may act by meeting or through written consent; in each case a vote or consent of a majority of its members shall bind the Committee. If a claim involves a member of the Committee, that member will abstain from voting.

          "Company" shall mean Korn/Ferry International, a Delaware corporation, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue the Policy as herein provided; and unless the context indicates otherwise, any subsidiary which, with the written approval of Korn/Ferry International, elects to participate herein.

          "Excluded Person" shall mean: (a) the Company, or (b) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), or (c) any employee benefit plan of Korn/Ferry International, or
(d) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (b) of this definition.

          "ERISA" shall mean the Employer Retirement Income Security Act of 1974, 29 U.S.C. (S)(S) 1001, et seq., as amended from time to time.
                             -- ----

          "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

          "Good Reason For Officers other than Senior Officers" shall mean: (a) the requirement without prior consent to move one's primary place of business more than 100 miles from its then current location, or (b) a material reduction in Base Salary unless part of a broad based compensation and salary reduction program or a material reduction in the bonus opportunities under the Company's then current bonus plan unless as a result of a change in the bonus program generally applicable to individuals in comparable positions. For Officers in management positions (other than Senior Officers) with designated target bonuses, Good Reason will not be triggered under (b) above if the individual's Base Salary is continued at 100% of its then current level and the Bonus is guaranteed for at least a 6-month period at a minimum of 75% of its then current target level and the individual is eligible to participate in the fee-earner plan then in effect for other Officers.

          "Good Reason For Senior Officers" shall mean (a) the requirement without prior consent to move one's primary place of business more than 100 miles from its then current location, (b) a material reduction in Base Salary or bonus opportunity unless part of a broad-based Base Salary reduction program or a material change in the bonus program generally applicable to individuals in comparable positions, or (c) a material reduction in responsibility or failure to be redesignated as a Senior Officer unless the Senior Officer's then current Base Salary is maintained for at least 12 months and the bonus opportunity is maintained at 75% of its then current level for at least 12 months, and the individual is eligible to participate in the fee-earner plan then in effect for other officers; provided that the Company shall have the opportunity to cure (if capable of being cured) the situations described in clause (c) within 60 days following receipt of notice thereof from the Managing Director to the Company.

          "Officer" shall mean an individual who has been designated an officer or managing director or vice president of the Company by the Board and is so notified through written notice from the Company. An individual may be designated an "Officer" of the Company even though he or she does not have the title of "Vice President" or "Managing Director" but holds an equivalent or higher position in terms of authority and responsibility. The term "Officer" shall include any "Senior Officer" (as defined below) unless the context indicates otherwise.

          "Performance Award Plan" shall mean the Korn/Ferry International Performance Award Plan.

          "Policy" shall mean the Korn/Ferry International Special Severance Pay Policy as set forth herein, now in effect or hereafter amended.

          "Senior Officer" shall mean a Managing Director who (a) is responsible for a profit center with at least $15 million in annual revenue or a practice with at least $20 million in annual revenue, (b) has been in such a position with the Company for at least two years, and (c) is designated annually as a Senior Officer for purposes of this Policy by the CEO of the Company ("CEO") or his designee.

          "Service" shall mean the period beginning with the Officer's employment commencement date as an Officer and ending with the Officer's Severance Date.

          "Severance Date" shall mean the date the Administrator determines that the Company has terminated the employment of the Officer or that the Officer has terminated for Good Reason (which date shall not be extended by vacation, sick leave or other paid or unpaid leave except as may be required by law).

          "Special Severance Benefit" shall mean the benefits to which an Officer is entitled pursuant to Section 3.1.

          "Supplemental Severance Benefit" shall mean the benefits to which an Officer is entitled pursuant to Section 3.1(c).

          "Tenure as a Managing Director" or "Tenure as an Officer" shall mean the period during which a Managing Director or Vice President has served as an officer as set forth in his or her personnel file or, in the absence of file data, as determined by the Administrator.

                            ARTICLE 2.  ELIGIBILITY

2.1  Eligibility Requirements.
     ------------------------

     A. An Officer (as that term is defined in Section 1.2, including, without limitation, a Senior Officer) shall be eligible for a Special Severance Benefit if: (i) he or she is an Officer of the Company; and (ii) the Administrator determines that his or her employment with the Company was terminated because of termination by the Company without Cause or by an Officer's voluntary termination for Good Reason; and (iii) he or she executes and delivers a valid release of all claims against the Company and its agents in a form acceptable to the Company and does not revoke such release within a time period, if any, required by law for the revocation of a release. This Policy also may be terminated at any time by the Board of Directors.

     B. No Officer shall be eligible for a Special Severance Benefit if he or she terminates employment with the Company as a result of voluntary resignation, except in the case of termination for Good Reason or except in the case of a voluntary resignation to which the Company expressly agrees in writing that the Special Severance Benefit will be provided.

     C. An Officer shall not be eligible for a Special Severance Benefit if he or she terminates his or her employment with the Company as a result of retirement (except as set forth in Section 2.1(B)), disability, discharge for Cause (as defined in Section 1.2) by the Company, failure to return to work after an approved leave of absence, or death.

     D. This Policy will not be available to Officers in jurisdictions in which local law dictates a larger severance payment than the payment indicated by this Policy, in which circumstance the local law will take precedence. In such cases, no severance payment in addition to that required under local law will be available under this Policy.

     E. This Policy does not change an Officer's current restrictions contained in other agreements regarding entering into competition with the Company, soliciting the Company's Officers, or disclosing confidential information. In addition, the terms and conditions of each Officer's Amended Stock Repurchase Agreement will remain fully in effect regardless of the reason for termination of employment. Severance payments will cease immediately in the event a recipient (a) competes with the Company, (b) directly or indirectly solicits the hiring of any of the Company's employees or Officers or directly or indirectly solicits any of the Company's clients, or (c) discloses confidential information during the severance period or it is discovered that such information was disclosed prior to the severance period. Competition will include any activity competitive with any of the Company's businesses. Stipends for health insurance payments will cease immediately once an Officer becomes eligible for medical insurance from another employer or local government.

     F. In the event of a Change in Control, the Company will use its best efforts to have the Policy assumed by the surviving Company. Otherwise, there are no special terms or treatment in the Policy resulting from a Change in Control that are not already provided for in other policies (e.g., option vesting accelerates upon a Change in Control under the existing Performance Award Plan). In the event any severance payment following a Change in Control would require the loss of a Company tax deduction under Section 280G of the Internal Revenue Code (which applies only if an Officer receives payments contingent upon a Change in Control that equal or exceed three times the Officer's average annual pay), severance benefits will be reduced to the extent necessary to avoid the loss of the deduction and the participant may elect which element of the payment will be deleted to avoid the loss.

     G. Stock options held by an Officer will continue to be governed by the terms and conditions of the Performance Award Plan.

     H. Notwithstanding anything contained in this Policy to the contrary, the Company's "Enhanced Partner Benefit Program" with respect to severance pay and related matters is hereby terminated and superseded by this Policy.

                 ARTICLE 3.  BENEFITS PAYABLE UNDER THE POLICY

3.1  Special Severance Benefit Under The Policy.
     ------------------------------------------

     A.  Amount of Benefit.  An Officer or Senior Officer who satisfies the
         -----------------
requirements for a Special Severance Benefit set forth in Section 2.1 shall receive a Special Severance Benefit as follows:

     A continuation, for a defined period, depending upon tenure (as measured by full years of service as an Officer and not partial years) and role within the Company, of Base Salary and Bonus, and, for those not covered by health benefits provided by a subsequent employer or local government, the Supplemental Severance Benefit provided for in Section 3.1C.

                                             Period During Which
               Tenure as                      Special Severance
                Officer                        Benefit  is Paid
               ----------                   ----------------------
           From 0 to 3 years                      3 months
           From 3 years* to 5 years               6 months
           From 5 years* to 10 years              9 months
             More than 10 years*                 12 months

*Plus one day.

A Senior Officer will be eligible for a 12 month Special Severance Benefit regardless of the length of the prior Service as an Officer with the Company. Regarding other circumstances, by way of example, in the case of an Officer who has been in service with the Company for 3 years and 3 months, he or she would receive 6 months of Base Salary and 6 months of the Bonus (meaning the average monthly bonus as defined in Section 1.2). If the Officer has been in service for exactly 5 years, then the Officer would receive 9 months of Base Salary and 9 months of the Bonus. Finally, by way of example, if the Officer had been in service for 10 years and 9 months, the Officer would receive 12 months of Base Salary and 12 months of the Bonus.

Notwithstanding the foregoing, any Special Severance Benefit payable under the above schedule will be impacted by any amount attributable to any term remaining under an existing Employment Agreement with the subject Officer or Senior Officer during which period the Officer or Senior Officer being paid under the Agreement is not required to render services to the Company. Severance pay (consisting of base salary and bonus) will be compared to what amount is due under any Employment Agreement (consisting of unpaid base salary for the remaining period of the Employment Agreement), and the Officer or Senior Officer will receive the higher of these two amounts. These principles will operate as follows: A first example involves an Officer with an existing Employment Agreement who has 9 years of service and is terminated without cause 6 months after the commencement of the 12-month term in an employment agreement and is required to render no further services thereunder. In that case, the terminated Officer will receive 9 months of base salary and 9 months of bonus under this Policy (9 months of severance pay is a higher amount than 6 months of base salary due under the employment agreement). As a second example, if an Officer with an existing Employment Agreement with 11 months of service remaining and 2 years of tenure is terminated without cause, then the Officer would receive 11 months of base salary under the Employment Agreement if 11 months of base salary is a higher amount than 3 months of base salary and 3 months of bonus under this Policy.

If severance pay is higher than the base salary remaining to be paid under an employment agreement, before an Officer may receive the severance pay, the Officer must waive any further right to payments under the employment agreement.

     B.  Rules Concerning Calculation of Benefit.
         ---------------------------------------

          (i) An Officer's years of Service as an Officer shall be calculated by dividing the Officer's days of Service since the commencement date of service as an Officer by 365.

          (ii) Any Special Severance Benefit otherwise payable under this Policy to the Officer shall be reduced by the amount paid to the Officer under any country, federal, state or local law which requires a formal notice period, pay in lieu of notice, severance payments or similar payments. In addition to any deductions or offsets pursuant to Sections 3.1, there shall be deducted from each payment under the Policy all taxes and other withholdings that are required to be withheld by the Company with respect to such payment.

          (iii) Once an Officer who has received a Special Severance Benefit under this Policy is reemployed by the Company, the payment of Special Severance Benefits shall cease.

          (iv) Payment pursuant to this Section 3.1 shall not commence before the Severance Date.

          (v) Any and all amounts which the Administrator determines are due and payable by the terminating or terminated Officer to the Company, including, by way of example only, unearned wages paid by the Company to the Officer which should be repaid to the Company, or Company loans to the Officer which are due and payable to the Company, shall, to the extent permitted by law, be deducted or offset from any amount due the Officer hereunder.

          (vi) In no event shall the total sum of the Special Severance Benefit payable under this Policy exceed 12 months of Base Salary and 12 months of the Bonus, except for payments under Section 3.1(C).

     C. In addition to the foregoing Special Severance Pay Benefit, the following Supplemental Severance Benefit will be provided to Officers who satisfy the requirements for a Special Severance Benefit set forth in Section 2.1: payment of a stipend equal to the cost of the local health benefits made available by the Company, provided that the Officer is not eligible to participate in health insurance from a new employer or from a local government.

     D. Eligibility for the Special Severance Benefit provided hereunder shall not be affected by an Officer's acceptance of a new job with another employer, except that, if health insurance coverage is provided through such new employer, the Supplemental Severance Benefit shall cease. Each Officer who is subsequently re-employed and receives Special Severance Benefits must notify the Company of that re-employment and will so confirm in writing that the Officer has a duty to do so at the date of termination.

3.2  Payment of Special Severance Pay Benefit.
     ----------------------------------------

     A. The Special Severance Benefit payable under this Policy will be paid in the form of periodic payments commencing as soon as administratively feasible following the later of (1) the applicable Severance Date or (2) the date an executed, delivered and valid release of all claims against the Company and its agents as required by Section 2.1 becomes irrevocable. The periodic payments shall be paid in accordance with the regular payroll practices in increments (i.e., on a weekly, semi-monthly, or monthly basis) that conform to the Company's local practices for similarly-situated active Officers.

     B. In the event that an Officer who is receiving a Special Severance Benefit under this Policy in the form of periodic payments dies before all of the payments are made, the remaining payments will be paid as soon as feasible in a single lump sum to such Officer's estate.

     C.  Interest shall not be payable on any Special Severance Benefit payment.

                       ARTICLE 4.  POLICY ADMINISTRATION

4.1  Powers and Duties of The Administrator.
     --------------------------------------

     A. The Company, through the EVP-OD, or any other Officer selected by management of the Company, shall be the Policy administrator (as defined in Section 3(16)(A) of ERISA).

     B. The Administrator may delegate certain of its duties as provided hereunder to one or more of the officers or employees of the Company. The Administrator and its delegates shall be named fiduciaries of the Policy to the extent required by ERISA. The Administrator shall enforce the Policy in accordance with its terms, and shall be charged with the general administration of the Policy, subject to delegation to the EVP-OD or Claims Committee as provided herein. In accordance with Section 4.5, the Administrator shall have all powers and duties necessary to enforce and administer the Policy and to accomplish its purposes, including, but not limited to, the following:

          (i) To determine all questions relating to the eligibility of Officers to receive payments hereunder;

          (ii) To construe and interpret the terms and provisions of the Policy;

          (iii) To determine and compute the amount and timing of payments payable to Officers;

          (iv) To issue directions to the Company concerning all benefits which are to be paid from the Company's general assets pursuant to the provisions of the Policy, and warrant that all such directions are in accordance with the Policy;

          (v) To maintain all the necessary records for the administration of the Policy;

          (vi) To provide for disclosure of all information and filing or provision of all reports and statements to Officers or governmental bodies as shall be required by ERISA;

          (vii) To make and publish such rules for the regulation of the Policy as are not inconsistent with the terms hereof; and

          (viii) To establish claims procedures consistent with regulations of the Secretary of Labor for presentation of claims by Officers for Policy benefits, consideration of such claims, review of claim denials and issuance of decisions on review. Such claims procedures at a minimum shall consist of the following:

                 (a) The Administrator or its delegates shall notify Officers of their right to claim benefits under the claims procedures, may make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claims should be filed.

                 (b) The Administrator or its delegates shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than 60 days after the date of the claim, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extensions shall not exceed 60 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the preceding three sentences. Every claim for benefits which is affirmatively denied by written notice shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Policy on which denial is based, (iii) description of any additional material or information necessary for the claimant to perfect his or her claim with an explanation of why such material or information is necessary, and (iv) an explanation of the procedure for further review of the denial of the claim under the Policy.

               (c) The Administrator shall establish a procedure for review of claim denials, such review to be undertaken by the Claims Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his or her duly authorized representative having 60 days after receipt of denial of his or her claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing.

               (d) The Claims Committee shall establish a procedure for purposes of claims for benefits under this Policy which will ensure that issuance of a decision by it occurs not later than 60 days after receipt of a request for a review of claim denials by a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Policy on which the decision is based.

4.2  Transmittal of Information.  In order to enable the party selected to serve
     --------------------------
as staff for the Administrator to perform his or her functions under the Policy, the Company shall supply full and timely information on all matters relating to the compensation of Officers, their employment, retirement, death, or the cause for termination of employment and such other pertinent facts as may be required by that party.

4.3  Reports.  Upon request of the CEO, the staff supporting the Administrator
     -------
shall prepare, or cause to be prepared, and shall submit to the CEO of the Company a report with respect to the administration of the Policy that fully informs the CEO of the discharge by the Administrator of his or her responsibilities under the Policy.

4.4  Compensation, Expenses, Indemnity and Liability.
     -----------------------------------------------

     A. The Administrator, his or her delegates and the members of the Claims Committee shall serve without compensation for their services hereunder.

     B. The Administrator is authorized at the expense of the Company to employ such legal counsel, and make use of clerical or other personnel, as he or she may deem advisable to assist in the performance of his or her duties hereunder.

     C. To the extent permitted by applicable law and the Company's articles and bylaws, the Company shall indemnify and save harmless the Administrator, any Officers of the Company to whom the Administrator has delegated his or her duties under the Policy and the members of the Claims Committee against any and all expenses, liabilities and claims, including legal fees paid to defend against such liabilities and claims, arising out of their discharge of responsibilities in good faith under this Policy, excepting only expenses, liabilities and claims arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law. Payments with respect to the indemnity and payments of expenses or fees shall be made from the general assets of the Company.

                     ARTICLE 5.  AMENDMENT AND TERMINATION

5.1  Amendments; Discontinuance or Termination of Policy.  The Claims Committee
     ----------------------------------------------------
shall have the power to amend the Policy from time to time and to amend further or cancel any such amendment. Any amendment shall be effective in the manner and at the time therein set forth, and the Company and all Officers shall be bound thereby. It is the expectation of the Company that the Policy will be continued until all payments are made that may be payable under the Policy, but continuance of the Policy is not assumed as a contractual obligation of the Company. Only the Board may terminate the Policy. In the event that the Policy is so terminated, no Officer shall have any claim against any of the assets of the Company.

                           ARTICLE 6.  MISCELLANEOUS

6.1  Limitation on Officers' Rights.
     ------------------------------

     A. This Policy shall not give any Officer the right to be retained in the Company's employ. The Company reserves the right to dismiss any Officer with or without Cause, with or without notice, without any liability for any claim against the Company. Inclusion under the Policy will not give any Officer any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Policy. An Officer shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Policy from other than the general assets of the Company.

     B. Except as otherwise provided herein, this Policy shall not give any Officer the right to any benefit provided to other Officers retained in the Company's employ. Except as may otherwise be provided herein or required by law, such benefits shall be terminated as of the Officer's Severance Date.

6.2  Unsecured General Creditor.  All Officers and their heirs, successors,
     --------------------------
assigns and personal representatives shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company with respect to benefits payable under the Policy. No assets

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of the Company shall be held under any trust, or held in any way as collateral security, for the fulfillment of the obligations of the Company under the Policy. The Company's assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Policy shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of all Officers shall be no greater than those of unsecured general creditors.

6.3  Restriction Against Alienation.  None of the benefits, payments, proceeds
     ------------------------------
or claims of any Officer shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Officer have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Policy. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.

6.4  Policy Year.  The Year for the Policy shall be the 12-consecutive month
     -----------
period ending on each April 30.

6.5  Governing Law.  The Policy shall be construed, administered, and governed
     -------------
in all respects under applicable federal law of the United States or the federal law of the applicable foreign jurisdiction, and to the extent that federal law is inapplicable, under the laws of the State of California; provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Policy being a welfare benefit plan within the meaning of Section 3(1) of ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.6  Headings,  Not Part of Agreement.  Headings and subheadings in the Policy
     --------------------------------
are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

6.7  Reorganization of Company.  In the event of the dissolution, merger,
     -------------------------
consolidation, or reorganization of the Company, the Company shall use its best efforts to assure that this Policy will be adopted by the successor entity. No assurance is given, however, that this result will be achieved.

6.8  Construction.  As used in the Policy, the masculine gender shall include
     ------------
the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.

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          IN WITNESS WHEREOF, the undersigned duly authorized officer executes and adopts this Special Severance Pay Policy on the date indicated below.

DATED:   January 1, 2000     KORN/FERRY INTERNATIONAL


                             By  _________________________________

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